Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and effective as of December 24, 2013 (the "Effective Date"), between S&G Holdings, Inc., a Tennessee corporation  whose principal place of business is 500 Church Street, Suite 600, Nashville, TN 37219 (the “Company”), and Martin Fischer, an individual whose address is 2417 Valley Brook Road, Nashville, TN 37215 (the "Executive").

RECITALS

A.

This Agreement is being executed in connection with the sale of a majority equity interest in the Company by the Executive to Brick Top Productions, Inc., a Florida corporation (“Parent”), pursuant to a Stock Purchase Agreement executed by the parties concurrently herewith (the “Stock Purchase Agreement”).

B.

The Company is principally engaged in the business of television and video production (the "Business").

C.

The Company desires to employ the Executive and the Executive desires to be employed by the Company, subject to the terms hereof.

D.

 The parties agree that a covenant not to compete is essential to the growth and stability of the business of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein made, the Company and the Executive do hereby agree as follows:

1.

Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2.

Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

3.

Authority and Power During Employment Period.

a.

Duties and Responsibilities.  During the Term of this Agreement, the Executive shall serve as President of the Company and will perform duties typical and standard of this title, including having managerial control over the Company’s day to day operations and artistic control of the Company’s projects.  The Executive shall report directly to Alexander Bafer, the Chairman of the Board and CEO of Parent and the Chairman of the Board of the Company (the “Chairman”), subject to the guidelines and direction of the Board of Directors of the Company.

b.

Time Devoted.  Throughout the Term of the Agreement, the Executive shall devote substantially all of the Executive's business time and attention to the business and affairs of the Company consistent with the Executive's position with the Company.

c.

Board Seat.  During the Term of the Agreement, the Company will nominate the Executive to serve as a Director on the Company’s Board of Directors, and the Parent will vote its shares to elect the Executive to serve as a Director on the Company’s Board of Directors.

4.

Term.  The term of employment hereunder shall be five (5) years from the Effective Date shown above, unless earlier amended, renewed or terminated as provided herein (the “Term”).  The Term of this Agreement may be renewed for an additional five (5) year term thereafter with the prior written consent of the Company and the Executive.

5.

Compensation and Benefits.

a.

Salary.  The Executive shall be paid a base salary (the "Base Salary") at the following annual rates, beginning at the Effective Date of this Agreement, payable in monthly installments according to the customary procedures of the Company.

Year 1	$144,000
Year 2	$151,200
Year 3	$158,760
Year 4	$166,698
Year 5	$175,033

b.

Performance Based Bonus.  As additional compensation, the Executive shall be entitled to receive a cash bonus ("Bonus") of up to One Hundred Thousand ($100,000) Dollars per calendar year during the Term, as follows:

(1)

The initial $12,500 of Company net income each calendar quarter during the Term shall be retained by the Company;

(2)

The second $12,500 of Company net income each calendar quarter during the Term (i.e. between $12,500 and $25,000 of Company net income) shall be paid to the Executive;

(3)

Company net income between $25,000 and $175,000 each calendar quarter during the Term shall be split evenly between the Company and the Executive; and

(4)

Company net income beyond $175,000 each calendar quarter during the Term shall be split between the Company and the Executive, with the Company receiving 75% of such net income, and the Executive receiving 25% of such net income.

Bonus payments under the foregoing formula shall be paid in arrears, 5 days after the Parent files its Form 10-Q or Form 10-K, as applicable, with the SEC with respect to the calendar quarter in question, provided, however, 25% of each such quarterly payment shall be retained by the Company until the final payment by the Company for the calendar year (i.e. 5 days after the filing of the Parent’s 10-K with the SEC) when the Company’s net income for the calendar year in question is conclusively determined, at which point that amount of the reserve will be paid to the Executive so that the total annual Bonus paid to Executive equals the Bonus earned pursuant to the provisions of this Section 5(b).

c.

Additional Consideration. Provided that the Parent has made the capital contribution set forth in Section 2.04(a) of the Stock Purchase Agreement, Company shall pay to Executive, on or before April 7, 2014, additional consideration in the amount of $17,000 (the “Additional Consideration”).  The Additional Consideration shall be used by the Executive to satisfy a portion of the federal tax obligation incurred by the Executive in connection with the Stock Purchase Agreement.

d.

Options.  Within 30 days of the date this Agreement is executed, the Executive shall be granted options to purchase One Million Four Hundred Ninety One Thousand Three Hundred Fifty (1,491,350) shares of the  Parent’s common stock at $0.01 per share, which options shall be exercisable for five (5) years from the date of issuance, subject to the vesting schedule set forth in the following sentence (the “Options”).  The Options shall vest as follows: (i) on March 31, 2014, 50% of the Options shall vest; (ii) on June 30, 2014, an additional 25% of the Options shall vest; and (iii) on September 30, 2014, the remaining 25% of the Options shall vest.  In the event this Agreement is terminated for Cause or voluntarily by the Executive, (y) any Options that have not vested shall be immediately cancelled on the effective date of termination; and (z) any Options that have vested shall remain outstanding for the remainder of their five (5) year term, subject to the provisions thereof.

e.

Executive Benefits.  The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to comparable executives.  The Company acknowledges that the Executive is entitled to Company-paid health insurance as of the date of this Agreement, and will continue to be entitled to reasonably commensurate health insurance coverage during the Term.

f.

Vacation.  During each year of the Term of this Agreement, commencing with the Effective Date, the Executive shall be entitled to four (4) weeks paid vacation per year.  Up to one (1) week of unused vacation each year of the Term may roll over to the following year; any additional unused vacation will expire at the end of the year in which it was accrued.

g.

Business Expense Reimbursement.  During the Term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder.

h.

Automobile Allowance.  During the Term, the Executive shall be entitled to receive an automobile allowance of an agreed amount per month, or in lieu thereof, the Company will reimburse or pay the costs of a lease of an automobile for the Executive’s use, as determined by the Company, provided that, in either event, such amount shall not be less than $500.00 per month.

i.

Place of Performance.  In connection with Executive’s employment hereunder, Executive shall be based at Company’s offices in Nashville, Tennessee, except for required travel on Company’s business. In the event that Executive is required to relocate his residence from Nashville, Tennessee, as a condition of continued employment hereunder, Executive’s failure or refusal to relocate and subsequent termination of this Agreement shall be deemed a termination by the Company other than for Cause (as set forth in paragraph 6(d), below).

6.

Consequences of Termination of Employment.

a.

Death.  In the event of the death of the Executive during the Term, any unpaid salary and earned bonus shall be paid to the Executive's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive, until the date of death (including without limitation Base Salary, any Bonus payments earned and not yet paid, benefits accruing up to the date of the Executive’s death and reimbursement of expenses incurred by the Executive on behalf of Company).  Other death benefits will be determined in accordance with the terms of the Company's benefit programs and plans in effect at the time of such death, if any. The payment set forth in this paragraph 6(a), is in addition to any payments received from, and does not preclude the Executive from participating in, any accidental death, life insurance or similar plan of Company or any third party insurer.

b.

Disability. In the event of the Executive’s disability, Company will continue to make payments to him hereunder for a period of four (4) months in any consecutive twelve (12) month period, or for any six (6) consecutive months (“Disability Period”).  If, at the end of such Disability Period the Executive is still disabled, Company may terminate the Executive’s employment hereunder upon thirty (30) days’ written notice to the Executive setting forth the prospective termination date.  The Executive’s compensation during any period of disability prior to the termination date will be the amounts payable to him hereunder (including without limitation base salary, any Bonus payments earned and not yet paid, benefits accruing up to the termination date, reimbursement of expenses incurred by the Executive on behalf of Company), and the Executive will not be entitled to any further compensation from Company for any period subsequent to the termination date, except for payments to the Executive under any disability benefit plan of Company then covering the Executive (which may not be set off by Company against any amounts otherwise owing to the Executive hereunder).  For purposes hereof, “disability” and “disabled” means the inability of the Executive to perform his duties hereunder due to illness or injury as determined by a physician selected by the Executive; provided, however, if Company disputes the Executive’s disability, then the Executive and Company may permit such determination to be made by a physician selected by both of them, and if they are unable to mutually select a physician then such selection of a physician shall be made by the Executive’s physician and a physician appointed for such purpose by Company.

c.

Termination by the Company for Cause.

(1)

Nothing herein shall prevent the Company from terminating Employment for "Cause," as hereinafter defined.  The Executive shall continue to receive the Base Salary through the date of termination (along with any Bonus payments earned and not yet paid, benefits accruing up to the termination date and reimbursement of expenses incurred by the Executive on behalf of the Company prior to the termination date).  Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(2)

"Cause" shall mean and include those actions or events specified below in subsections (A) through (G) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement:  (A)  committing or participating in an injurious act of fraud, gross neglect or embezzlement against the Company; (B) committing or participating in any other injurious act or omission in a manner which was negligent against the Company, monetarily or otherwise; (C) engaging in a criminal enterprise involving moral turpitude; (D) conviction of an act or acts constituting a felony under the laws of the United States or any state thereof; (E) any attempted assignment of this Agreement by the Executive in violation of Section 14 of this Agreement; (F) failure to discharge written, statutory or regulatory duties of the Executive under this Agreement (other than a failure resulting from death or disability); or (G) general and continuous failure or refusal to perform the duties reasonably assigned by the Board of Directors or the Chairman or to follow any lawful directive of the Board of Directors or the Chairman (other than a failure resulting from death or disability).  No actions, events or circumstances, other than material fraud, occurring or taking place at any time prior to the date of this Agreement shall constitute or provide any basis for any termination of this Agreement for Cause.

(3)

Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 6(c) contained in this Agreement and specifying the particulars thereof and the Executive shall fail or refuse to cure or cease such conduct within ten (10) days following Executive’s receipt of such notice.  If the conduct is incapable of being cured or ceased, the Term of this Agreement shall be deemed terminated for Cause on the date of the Executive’s receipt of such notice.

d.

Termination by the Company Other than for Cause.  The foregoing notwithstanding, the Company may terminate the Executive's employment for whatever reason it deems appropriate, or for no reason whatsoever.  In the event such termination is not based on Section 6(a), 6(b) or 6(c) above, the Executive shall be entitled to receive any accrued but unpaid Base Salary, any Bonus payments earned and not yet paid, and outstanding and unpaid expense reimbursements, through the termination date. All vested contributions by the Company and the Executive’s contributions to any qualified retirement plan sponsored and maintained by the Company shall be paid or distributed to the Executive in conformity with the governing provisions of such plan.

In addition to the foregoing, the Company shall continue to pay the Executive the Base Salary and the benefits to which the Executive would otherwise have been entitled for the period from the effective date of such termination through the lesser of (i) the expiration of eighteen (18) months from the effective date of such termination and (ii) the end of the Term, which payments shall be made in the same periodic manner as if this Agreement had not been terminated.

e.

Voluntary Termination.  In the event the Executive terminates his employment voluntarily, prior to the expiration of the Term of this Agreement (provided that the Executive’s refusal to mutually agree to renew the Term pursuant to paragraph 4 shall not be deemed a voluntary termination by the Executive), Executive shall receive the Base Salary through the termination date, any Bonus payments earned and not yet paid, benefits accruing up to the date of the termination date and reimbursement of expenses incurred by the Executive on behalf of Company.  The Executive will be expected to give 30 days prior written notice of termination to allow the Company a transition period to the new executive.

f.

Guarantee by Parent.  In the event the Executive’s employment is terminated for any reason other than Cause, including the insolvency or bankruptcy of the Company, Parent hereby guarantees the payment of all sums due to the Executive hereunder, as set forth in the applicable provisions of this Section 6.

7.

Covenant Not to Compete and Non-Disclosure of Information.

a.

Covenant Not to Compete.  The Executive acknowledges and recognizes the highly competitive nature of the Company's Business and the goodwill, continued patronage, and specifically the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company, having been acquired through considerable time, money and effort.  Accordingly, in consideration of the execution of this Agreement, in the event the Executive's employment is terminated under Section 6(b), Section 6(c), Section 6(e), or Section 14, then the Executive agrees to the following:

(1)

That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in combination with others, directly or indirectly, engage in any Competitive Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor or agent.

(2)

That during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company's Clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

b.

Non-Disclosure of Information.  Executive agrees that Executive will not use or disclose any “Proprietary Information” of the Company for the Executive's own purposes or for the benefit of any entity engaged in Competitive Business Activities.  As used herein, the term "Proprietary Information" shall mean trade secrets, knowhow, confidential proprietary information, Company operations, or other nonpublic information of or about the Company which are material to the conduct of the Business.  No information can be considered Proprietary Information if the same is otherwise in the public domain.  It shall not be a violation of this Agreement if Executive is required to disclose any Proprietary Information by order of any court or by reason of any statute, law, rule, regulation, ordinance or other governmental requirement, or for the Executive to disclose any Confidential Information to his attorney or accountant.  Executive further agrees that in the event his employment is terminated, all Documents in his possession at the time of his termination shall be returned to the Company at the Company's principal place of business and at the Company’s expense.  This covenant and obligation of Non-Disclosure and non-use of Proprietary Information shall continue in effect and shall survive the termination of this Agreement through the end of the Restricted Period.

c.

Documents.  "Documents" shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to:  papers; books; records; tangible things; correspondence; communications; electronic  messages or data of any kind, regardless of medium or format, including software, databases and any computer record of any type or description whatsoever; memoranda; notes and working papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated.  In all cases where originals are not available, the term "Documents" shall also mean identical copies of original documents or non-identical copies thereof.  Electronic records and copies shall be deemed the equivalent of any tangible version of the same record, regardless of where or how stored or retained.

d.

Company's Clients.  The "Company's Clients" shall be deemed to be any partnerships, corporations, professional associations or other business organizations of any kind for whom the Company has performed Competitive Business Activities.

e.

Restricted Period and Area.  The "Restrictive Period" shall be deemed to be twelve (12) months following termination of Executive’s employment under this Agreement.  The Restricted Area shall be Nashville, TN and all areas within fifty (50) miles of the city limits of Nashville, TN.

f.

Competitive Business Activities.  The term "Competitive Business Activities" as used herein shall be deemed to mean the Business of the Company, as described herein.

g.

Covenants as Essential Elements of this Agreement.  It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7(a) and (b) are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement.  Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement.  The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive.

h.

Survival After Termination of Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7(a) and (b) shall survive the termination of this Agreement and the Executive's employment with the Company.

i.

Remedies. The Executive acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Section 7(a) or (b) herein would be inadequate and a breach thereof will cause irreparable harm to the Company.  In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 7(a) or (b), the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Company under this Agreement may be paid into escrow by the Company pending the outcome of the dispute and the Company, without posting any bond, shall be entitled to petition the court for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.  Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

8.

Indemnification.  The Executive shall be entitled to indemnification and defense by the Company to the full extent allowed by law.  The Company shall use its reasonable best efforts to obtain a D&O policy that covers the services performed by the Executive hereunder.

9.

Withholding.  Anything herein to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.  Notwithstanding the foregoing, the Executive shall be solely and entirely responsible for his own compliance with applicable tax laws and regulations, in whatever form, venue or jurisdiction that may apply, and nothing in this Agreement shall be deemed to be any assumption of responsibility by the Company for any liability of the Executive for applicable taxes, fines or penalties.  By executing this Agreement and signing in the space provided below, the Executive acknowledges that he has obtained his own tax counsel and advice with regard to this Agreement and that he assumes all responsibility and liability for any taxes that may be due or payable by law, and that he has not relied on any representation by the Company, or by any officer or director of the Company, with regard to the tax consequences of this Agreement, including any issue with respect to the concept of statutory employee.

10.

Notices.  Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, or by any verifiable electronic means of transmission - in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office at the time of any such notice, or at such other place as it may designate.

11.

Waiver.  Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement.  No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12.

Completeness and Modification.  This Agreement constitutes the entire understanding between the parties hereto, superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement.  This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

13.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.  Signatures transmitted by electronic or photographic means shall, in the absence of fraud, be as valid and effective for all lawful purposes the same as the original.

14.

Binding Effect/Assignment.  This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns.  This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliates controlled by or under common control with the Company, provided, however, in the event of any such assignment by the Company in connection with the sale, transfer or other disposition of its business, the Executive shall have the right to resign and to receive the benefits hereunder as if the Executive had been terminated by the Company under Section 6(d) hereof.

15.

Governing Law.  This Agreement shall become valid when executed and accepted by both parties.  The parties agree that it shall be deemed made and entered into within the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida, without regard to any conflicts of laws provisions.  Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Business or services under this Agreement may be located.

16.

Further Assurances.  All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

17.

Headings.  The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18.

Survival.  Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

19.

Severability.  The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

20.

Enforcement.  Should it become necessary for any party to institute legal action or other proceeding to enforce the terms and conditions of this Agreement, the successful party will be awarded its actual expenses and out-of-pocket costs, including its reasonable attorneys' fees as paid at all trial and appellate levels.

21.

Venue.  Company and Employee acknowledge and agree that the Judicial Circuit Court in and for Broward County, Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

22.

Construction.  This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS ENTIRE AGREEMENT, HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WITH COUNSEL OF THEIR OWN CHOOSING; AND FURTHER ACKNOWLEDGE THAT THEY UNDERSTAND THE RESTRICTIONS, TERMS AND CONDITIONS IMPOSED UPON THEM BY THIS AGREEMENT; AND THAT THESE RESTRICTIONS, TERMS AND CONDITIONS MAY BE BINDING UPON BOTH THE COMPANY AND THE EXECUTIVE DURING AND AFTER TERMINATION OF THE EMPLOYMENT OF THE EXECUTIVE.

IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

Witness:	The Company:

S&G Holdings, Inc.
(d/b/a High Five Entertainment)

	By:	/s/ Alexander Bafer
	Name:	Alexander Bafer
	Title:	Chairman of the Board

Witness:	The Executive:

	By:	/s/ Martin Fischer
	Name:	Martin Fischer

Witness:	The Parent:

Brick Top Productions, Inc.

	By:	/s/ Alexander Bafer
	Name:	Alexander Bafer
	Title:	Chairman of the Board and CEO